Exhibit 99.1
Non-Employee Director
Compensation Program
Effective January 1, 2007

Annual Retainer
• Cash	•	$60,000
• Stock	•	$75,000 in restricted stock, subject to approval by the stockholders of a stock plan at the 2007 Annual Meeting of Stockholders

Meeting Fee	•	$1,500 per meeting day

Committee Meeting Fee	•	$1,000
	•	Also pay for ATI orientation or training of committee member outside of meeting

Chair Retainer Fee		$10,000

Stock Ownership Guidelines	•	Directors are expected to own shares of ATI Common Stock having a market value of at least two times the annual retainer amount by December 31, 2009 or within five years of first becoming a director, whichever occurs first, and at least three times the annual retainer amount within a reasonable time thereafter.